Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

—First Quarter Revenues up 3%—

ATLANTA, May 9, 2007 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month period ended March 31, 2007.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended March 31,
	2007	2006
Net revenues	$100,753	$97,606	3.2%

Station operating income (1)	37,825	38,105	(0.7)%
Station operating income margin (2)	37.5%	39.0%	—

Operating income	$28,051	$29,409	(4.6)%

Net income	13,533	13,983	(3.2)%
Net income per common share – diluted	$0.14	$0.14	—

Free cash flow (3)	20,240	19,108	5.9%

(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Robert F. Neil, President and Chief Executive Officer, commented, “I’m pleased with the way we have begun 2007. Our revenue growth of 3.2% exceeded the markets in which we operate and compares favorably with the results of other public radio companies that have reported thus far. Our station operating income this quarter included $1.6 million of incremental pension expense as we have expanded these benefits to cover all eligible employees. Excluding these incremental costs, station operating income would have been up 3.5% for the quarter. This performance underscores the success of key strategic decisions we have made over the last year as well as our clear focus on driving ratings and monetizing our audience share gains.”

Operating Results – First Quarter 2007

Net revenues for the first quarter of 2007 were $100.8 million, up 3.2% from the first quarter of 2006. Local revenues increased 4.2% and national revenues decreased 1.7%, each as compared to the first quarter of 2006. Other revenues increased 9.1% as compared to the first quarter of 2006, primarily due to a 32.8% increase in Internet revenues during that same period. Our stations in Atlanta, Orlando, Miami, Birmingham, Long Island and Richmond delivered solid growth during the first quarter of 2007. The revenue growth at these stations was partially offset by results of our stations in Houston, Jacksonville and Dayton, where net revenues were down for the quarter. Revenues in Atlanta, our largest market, were up 13.8% in the first quarter of 2007 as compared to the same period in 2006.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services increased $1.9 million, or 8.8%, to $22.9 million. This increase was the result of $0.5 million of additional expenses related to expanded employee participation in our defined benefit pension plan, as well as additional costs associated with programming talent.

Selling, general and administrative expenses are comprised of expenses incurred by our sales, promotion and general and administrative departments. These expenses increased $2.0 million, or 5.0% as compared to the first quarter of 2006. This increase was the result of additional expenses related to performance units and stock-based compensation awarded in the first quarter of 2007, as well as increased salaries and commissions. Additionally, there was a $1.1 million increase in expenses related to expanded employee participation in our defined benefit pension plan.

Corporate general and administrative expenses increased 3.2% as compared to the first quarter of 2006. This increase was primarily attributable to additional expenses related to performance units and stock-based compensation awarded to corporate employees in the first quarter of 2007.

Operating income for the first quarter of 2007 was $28.1 million, a $1.4 million decrease from the first quarter of 2006 for the reasons discussed above.

Interest expense during the first quarter of 2007 totaled $5.7 million, as compared to $6.2 million for the first quarter of 2006. This decrease was primarily attributable to lower overall outstanding debt. The average interest rate on our credit facility was 6.0% during the first quarter of 2007 and 5.5% during the first quarter of 2006.

Income tax expense decreased $0.5 million to $8.8 million in the first quarter of 2007, compared to $9.3 million in the first quarter of 2006. The decrease in income tax expense was primarily attributable to the decrease in income before income taxes. The effective tax rate for the first quarter of 2007 was 39.4%, as compared to 39.9% for the first quarter of 2006.

Net income for the first quarter of 2007 was $13.5 million, a decrease of $0.5 million from the first quarter of 2006. This decrease was attributable to the various factors discussed above.

Capital expenditures for the first quarter of 2007 totaled $1.6 million.

Other Matters

On August 24, 2005, our Board of Directors authorized a share repurchase program for the purchase of shares of Class A common stock with a market value of up to $100.0 million. As of March 31, 2007, we had purchased approximately 6.0 million shares for an aggregate purchase price of approximately $84.8 million, including commissions and fees, at an average price of $14.21 per share. We did not repurchase any shares of common stock during the first quarter of 2007.

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 80 stations (67 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its results on Wednesday, May 9th at 11:00 a.m. Eastern Daylight Time. To access the teleconference, please dial 973-582-2750 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of our website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, May 16, 2007 and can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 8674699. The webcast will also be archived on our website for 30 days.

(See Attached Financial Tables)

Contact:

Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	Jonathan Lesko
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	lesko@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Net revenues:
Local	$71,924	$69,035
National	21,354	21,722
Other	7,475	6,849

Total revenues	100,753	97,606

Expenses:
Cost of services (exclusive of depreciation and amortization shown below)	22,868	21,016
Selling, general and administrative	41,282	39,320
Corporate general and administrative	5,307	5,140
Depreciation and amortization	3,025	2,642
Other operating expenses, net	220	79

Operating income	28,051	29,409

Other income (expense):
Interest expense	(5,729)	(6,158)
Other items, net	—	4

Income before income taxes	22,322	23,255

Current income tax expense	5,527	5,938
Deferred income tax expense	3,262	3,334

Total income tax expense	8,789	9,272

Net income	$13,533	$13,983

Net income per share - basic
Net income per common share	$0.14	$0.14

Net income per share - diluted
Net income per common share	$0.14	$0.14

Weighted average basic common shares outstanding	95,101	97,755

Weighted average diluted common shares outstanding	95,568	98,063

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that: (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin, and free cash flow.

•	Station operating income is operating income excluding other operating expenses, net, depreciation and amortization, non-cash compensation expense and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•

Free cash flow is net income plus deferred income tax expense, other operating expenses, net, depreciation and amortization and non-cash compensation expense, minus capital expenditures, and adjusted to eliminate other items, net.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Station operating income and free cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow should not be considered an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Cox Radio also presents 2007 station operating income excluding incremental pension costs attributable to expanded employee participation in our defined benefit pension plan effective as of January 1, 2007. Cox Radio believes that this presentation provides a more meaningful comparison with 2006 results for measuring performance. Please refer to the paragraph immediately following the financial highlights table on the first page of this release for the data required to reconcile to station operating income. A reconciliation of station operating income to operating income, the most comparable GAAP measure, appears on the following page.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended March 31,
	2007	2006
	(Unaudited) (In thousands)
Operating income	$28,051	$29,409
Adjustments:
Other operating expenses, net	220	79
Depreciation and amortization	3,025	2,642
Non-cash compensation expense	1,222	835
Corporate general and administrative (includes $0.6 million and $0.4 million of non-cash compensation expense for the three-month periods ended March 31, 2007 and 2006, respectively)	5,307	5,140

Station operating income	$37,825	$38,105

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended March 31,
	2007	2006
	(Unaudited) (In thousands)
Net income	$13,533	$13,983
Adjustments:
Deferred income tax expense	3,262	3,334
Other items, net	—	(4)
Other operating expenses, net	220	79
Depreciation and amortization	3,025	2,642
Non-cash compensation expense	1,824	1,234
Capital expenditures	(1,624)	(2,160)

Free cash flow	$20,240	$19,108